Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

This Joint Filing and Solicitation Agreement (this "Agreement"), dated as of July 5, 2016, by and among Privet Fund LP, a Delaware limited partnership ("Privet Fund"), Privet Fund Management LLC, a Delaware limited liability company ("Privet Management" and together with Privet Fund,  "Privet"), Ryan Levenson ("Levenson"), Ben Rosenzweig ("Rosenzweig"), James Henderson ("Henderson") and Lance Lord ("Lord").  Each of the foregoing is sometimes referred to as a "Party" and collectively as the "Parties."
  WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Frequency Electronics, Inc., a Delaware corporation (the "Company");
WHEREAS, the Parties wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the "Board") at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements or continuations thereof, the "2016 Annual Meeting") and for the purpose of taking all other action necessary to achieve the foregoing.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties do hereby agree as follows.
1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the undersigned (collectively, the "Group") agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company owned directly or beneficially by any Party.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  Privet or its representative shall provide each member of the Group with drafts of all Schedule 13D filings and other public filings to be filed on behalf of the Group prior to the filing or submission thereof.
2. So long as this agreement is in effect, each Party shall provide written notice to Bryan Cave LLP ("Bryan Cave") of (i) any of their purchases or sales of securities of the Company, (ii) any securities of the Company over which they acquire or dispose of beneficial ownership, and (ii) any material change in the information previously reported on Schedule 13D with respect to such Party or, to such Party's knowledge, the Group.  Notice shall be given as promptly as practical but in no event later than 24 hours after each such transaction or material change.
3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2016 Annual Meeting, (ii) taking such other actions as the Parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.
4. Privet Fund shall have the right to pre-approve all expenses incurred by other Parties in connection with the Group's activities, and agree to pay directly all such pre-approved expenses on the date hereof.
5. Each of the undersigned agrees that any SEC filing, press release or communication proposed to be made or issued by the Group or any member of the Group in connection with the Group's activities set forth in Section 3 shall be first approved by Privet or its representatives.

6. The relationship of the Parties shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Nothing herein shall restrict any Party's right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.
7. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
8. In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the federal and state Courts in the State of Georgia.
9. Any Party may terminate his/its obligations under this Agreement on 24 hours' prior written notice to all other Parties, with a copy by fax to Rick Miller, Fax No. (404) 420-0787.
10. Each Party acknowledges that Bryan Cave shall act as counsel for Privet and its affiliates in its individual capacity and as the agent of the Group, but is not representing any member of the Group individually.
11. Each Party expressly acknowledges and agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.
12. The undersigned hereby appoint Privet Management, Levenson and Rosenzweig, and each of them individually, as attorneys-in-fact and agents, to execute on the undersigned's behalf and to file with the Securities and Exchange Commission, and such other exchanges or regulatory authorities as may be appropriate, if any, any and all Schedule 13D or Regulation 14A filings and amendments and documents relating thereto required to be filed under the Act, with full authority to do every act necessary to be done in order to effectuate the same for and on behalf of the undersigned. This power of attorney shall remain in full force and effect until revoked in writing by the undersigned.

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  IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing and Solicitation Agreement to be executed as of the day and year first above written.

PRIVET FUND, LP
By:  Privet Fund Management, LLC
General Partner

By:  /s/ Ryan Levenson
       Ryan Levenson, Managing Member

PRIVET FUND MANAGEMENT, LLC

By:  /s/ Ryan Levenson
       Ryan Levenson, Managing Member

/s/ Ryan Levenson
Ryan Levenson

/s/ Benjamin Rosenzweig
Benjamin Rosenzweig

/s/ James Henderson
James Henderson

/s/ Lance Lord
Lance Lord